Exhibit 99.1

NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. ANNOUNCES APPOINTMENT OF
ROWLAND SCHAEFER AS CHAIRMAN EMERITUS AND
APPROVAL OF RETIREMENT PACKAGE;
MARLA SCHAEFER AND BONNIE SCHAEFER NAMED
CO-CHAIRMEN AND CO-CEO

PEMBROKE PINES, FL., November 20, 2003. Claire’s Stores, Inc. (NYSE:CLE) today announced that Rowland Schaefer, the Company’s Chairman, Chief Executive Officer and President, will not be extending his leave of absence beyond its November expiration date. Instead, Mr. Schaefer has elected to relinquish his positions with the Company and assume the role of Chairman Emeritus. In conjunction with his new status, the Board of Directors has approved a retirement package for Rowland Schaefer. The Company also announced that the Board of Directors has elected Bonnie Schaefer and Marla Schaefer to serve in the positions of Co-Chairmen of the Board and Co-CEOs.

     Mr. Schaefer has been on a leave of absence since November 2002. At that time, Bonnie Schaefer and Marla Schaefer assumed the positions of Acting Co-Chairmen of the Board and Acting Co-CEOs.

     A succession plan was developed for Claire’s Stores several years ago in anticipation of the inevitable retirement of Rowland Schaefer, who is now 87. The Board of Directors has actively been involved in the development and execution of this plan to ensure a seamless transition. Marla Schaefer and Bonnie Schaefer together have over 35 years of experience at Claire’s and have moved into positions of increasing seniority over the past decade. The Company and the Board view their appointment to the positions of Co-Chairmen and Co-CEOs as a natural evolution designed to assure both continuity and a continuation of the practices and policies that have enabled the Company to thrive during the past fiscal year.

     Rowland Schaefer stated that, “Assuming the position of Chairman Emeritus marks a new chapter in my life. I have spent decades building this Company and watched it exceed my early expectations to become the largest costume jewelry and accessory chain in the world. For much of that time Bonnie and Marla have worked with me and they have played an important role in shaping the strategy, vision, corporate governance practices and management team leading this Company. For some time now, I have been thinking about passing the baton to Bonnie and Marla. Claire’s Stores has delivered significant growth during the past year under their leadership, fully confirming my confidence in them. The Claire’s and Icing by Claire’s concepts have been successfully differentiated and the corporate brand has been strengthened. Best practices are being exported to our European operation and effective new management, compensation and corporate governance structures have been adopted. The Company has prospered, and I have unqualified confidence in Marla and Bonnie’s ability to lead this business successfully for many years to come.”

     Marla Schaefer (54) began her career with Claire’s in 1981 as an Executive Assistant to Rowland Schaefer. She soon became involved in merchandising, and was named as Resident Buyer for the New York office in 1986. In 1990 she was appointed to the position of Vice President of Fashion Merchandising of Claire’s Boutiques, and was responsible for developing Claire’s overseas buying program. In March 1998, she was appointed Vice-Chairman of the Board of Directors and in April of that same year she became Senior Vice President of Claire’s Boutiques. Marla is actively involved in new business development, marketing, development of the Company’s internet strategy and oversight of investor relations and human resources.

     Bonnie Schaefer (50) began her career with Claire’s in 1987 working as a Sales Associate at one of Claire’s mall-based stores and progressing to Store Manager. She left the Company to assume a job with a subcontractor of IBM and re-joined Claire’s Stores in 1990. In 1994, Bonnie was named Vice President of Real Estate at Claire’s Boutiques. She joined the Board of Directors in 1998 and became Co-Vice-Chairman of the Board in January 1999. She also serves as a member of the Board of Directors of Claire’s Nippon, a joint venture between Claire’s Stores and AEON Corporation, Ltd., a $20 billion specialty retailer headquartered in Japan. For the past ten years, Bonnie has overseen the development of Claire’s Southeastern U.S., Puerto Rican and Caribbean operations. In addition, she has been active in store and field operations and in the management of real estate operations throughout North America. As a member of the Boards of Directors of Claire’s France, Switzerland and United Kingdom corporations, Bonnie is also deeply involved in the Company’s international expansion.

     The Compensation Committee of the Board of Directors, which was advised by a leading independent compensation-consulting firm, negotiated the retirement package approved by the Board. Rowland Schaefer is to receive annual payments for five years along with the continuation of certain benefits and he will be entitled to exercise his outstanding stock options within a specified period of time. The total cost of the agreement has been valued within a range of $8 million to $11 million, with the actual amount dependent upon the final assumptions applied in certain actuarial calculations. On a pre-split, per share diluted basis, the total after-tax charge to earnings will be in the range of $0.11 to $0.14. This amount will constitute a one-time expense recorded during the fourth quarter of Fiscal 2004.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s (North America and Europe) and Icing by Claire’s. As of November 1, 2003, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 120 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.). Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations

Phone:	(212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com